EXHIBIT 99

PRESS RELEASE DATED OCTOBER 28, 2015

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2015 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•	EARNINGS PER SHARE INCREASED 10% OVER THE COMPARABLE QUARTER OF 2014

•	NET INTEREST INCOME INCREASED 8.5% OVER THE COMPARABLE QUARTER OF 2014

•	LOANS HELD-FOR-INVESTMENT, NET, INCREASED 3.9% OVER PRIOR QUARTER TO $2.29 BILLION, OR 72.0% OF TOTAL ASSETS, DRIVEN BY LOAN ORIGINATIONS

•	DEPOSITS INCREASED 5.2% OVER PRIOR QUARTER TO $2.08 BILLION

•	ASSET QUALITY REMAINED STRONG WITH NONPERFORMING ASSETS TO TOTAL ASSETS AT 0.46%

•	CASH DIVIDEND OF $0.07 PER SHARE OF COMMON STOCK DECLARED PAYABLE NOVEMBER 25, 2015, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 11, 2015

WOODBRIDGE, NEW JERSEY, OCTOBER 28, 2015....NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.11 and $0.32 for the quarter and nine months ended September 30, 2015, compared to diluted earnings per common share of $0.10 and $0.30 for the quarter and nine months ended September 30, 2014.
"Highlighting a quarter of strong financial performance was the announced merger agreement with Hopewell Valley Community Bank which will double Northfield’s presence in New Jersey and bring total assets to approximately $3.7 billion," commented John W. Alexander, Chairman and Chief Executive Officer. "We look forward to the combination of two organizations that are committed to serving the business and retail customers of New Jersey, and continuing to strengthen our brand in the communities we serve."
Mr. Alexander added, "I also am pleased to announce, the declaration of a $0.07 per common share dividend by the Board of Directors. This dividend will be payable November 25, 2015, to stockholders of record on November 11, 2015."

Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2015 and 2014
Net income was $14.0 million and $15.4 million for the nine months ended September 30, 2015, and September 30, 2014, respectively. Significant variances from the comparable prior year period are as follows: a $4.2 million increase in net interest income, a $623,000 decrease in non-interest income, a $5.6 million increase in non-interest expense, and a $488,000 decrease in income tax expense.

Net interest income for the nine months ended September 30, 2015, increased $4.2 million, or 7.5%, primarily due to a $370.3 million, or 14.8%, increase in our average interest-earning assets, partially offset by a 19 basis point decrease in our net interest margin to 2.83%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $533.6 million, partially offset by a decrease in average mortgage-backed securities of $174.8 million. Yields earned on interest-earning assets decreased 10 basis points to 3.51% for the nine months ended September 30, 2015, from 3.61% for the comparable prior year period. Interest income for the nine months ended September 30, 2015, included loan prepayment income of $1.7 million, compared to $1.0 million for the nine months ended September 30, 2014. Net interest income for the nine months ended September 30, 2015, also was affected by an increase in interest expense, driven by a $446.3 million, or 25.2%, increase in our average interest-bearing liabilities. The cost of interest-bearing liabilities increased five basis points to 0.88% for the nine months ended September 30, 2015, as compared to 0.83% for the comparable prior year period, resulting from an increase in the cost of interest-bearing deposits, partially offset by lower rates on borrowed funds.

The provision for loan losses decreased by $116,000 to $472,000 for the nine months ended September 30, 2015, from $588,000 for the nine months ended September 30, 2014, due to an improvement in asset quality indicators and stable economic and business conditions, whereas the prior year period included the reversal of previously recorded impairments in the Company's purchased credit-impaired (PCI) portfolio. Net charge-offs were $1.1 million for the nine months ended September 30, 2015, compared to net charge-offs of $348,000 for the nine months ended September 30, 2014. The increased level of charge-offs is primarily related to recoveries recorded in 2014 and to five previously impaired loans to one borrower that were restructured during the first quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the nine months ended September 30, 2015. At September 30, 2015, the balance of the restructured loan was $6.0 million, with a related specific reserve of $542,000.

Non-interest income decreased $623,000, or 9.7%, to $5.8 million for the nine months ended September 30, 2015, from $6.4 million for the nine months ended September 30, 2014, due to decreases in fees and service charges for customer services of $94,000, income on bank owned life insurance of $110,000 and gains on securities transactions, net, of $544,000. These decreases were partially offset by an increase in other income of $125,000, primarily related to a $129,000 realized gain on the sale of an other real estate owned property during the nine months ended September 30, 2015. Securities losses, net, in the nine months ended September 30, 2015, included losses of $390,000 related to the Company’s trading portfolio, while the comparative 2014 period included losses of $17,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $5.6 million, or 14.8%, to $43.7 million for the nine months ended September 30, 2015, from $38.0 million for the nine months ended September 30, 2014. This was primarily due to a $3.9 million increase in compensation and employee benefits, primarily attributable to increased salary expense, health benefit costs, and stock compensation expense, related to stock awards issued in June 2014 and May 2015, a $342,000 increase in occupancy costs, a $489,000 increase in professional fees, primarily attributable to merger expenses associated with the Company's recently announced merger with Hopewell Valley Community Bank (Hopewell Valley) and an $819,000 increase in other expenses, largely due to an increase in Directors' stock awards. By comparison, non-interest expense for the nine months ended September 30, 2014, was favorably affected by a pre-tax gain of $937,000 related to the settlement of the former Flatbush Federal Savings & Loan Association pension plan.

The Company recorded income tax expense of $8.5 million for the nine months ended September 30, 2015, compared to $9.0 million for the nine months ended September 30, 2014.  The effective tax rate for the nine months ended September 30, 2015, was 37.9% compared to 36.9% for the nine months ended September 30, 2014. Income tax expense for the nine months ended September 30, 2015, included a deferred tax asset write-down of $795,000 related to New York City tax reforms enacted in April

2015, whereas the comparable prior year period included a deferred tax asset write-down of $570,000 related to New York State tax reforms enacted in March 2014. The nine months ended September 30, 2015, also included $437,000 in non-deductible merger related expenses.

Comparison of Operating Results for the Three Months Ended September 30, 2015 and 2014

Net income was $4.7 million for both quarters ended September 30, 2015 and 2014.  Significant variances from the comparable prior year period are a $1.6 million increase in net interest income and a $1.6 million increase in non-interest expense.

Net interest income for the quarter ended September 30, 2015, increased $1.6 million, or 8.5%, primarily due to an increase in average interest-earning assets of $412.4 million, or 16.4%, partially offset by a 21 basis point decrease in our net interest margin to 2.79%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $568.6 million, partially offset by a decrease in average mortgage-backed securities of $155.7 million. Yields earned on interest-earning assets decreased 12 basis points to 3.47% for the quarter ended September 30, 2015, from 3.59% for the comparable prior year quarter. Interest income for the quarter ended September 30, 2015, included loan prepayment income of $489,000, as compared to $295,000, for the quarter ended September 30, 2014. Net interest income for the quarter ended September 30, 2015, also was affected by an increase in interest expense, driven by a $455.0 million, or 25.0%, increase in our average interest-bearing liabilities. The cost of interest-bearing liabilities increased six basis points to 0.87% for the quarter ended September 30, 2015, as compared to 0.81% for the quarter ended September 30, 2014, driven by an increase in the cost of interest-bearing deposits, partially offset by lower rates on borrowed funds.

The provision for loan losses decreased $117,000 to $200,000 for the quarter ended September 30, 2015, from $317,000 for the quarter ended September 30, 2014, due to an improvement in asset quality indicators and stable economic and business conditions. Net charge-offs were $61,000 for the quarter ended September 30, 2015, compared to net charge-offs of $307,000 for the quarter ended September 30, 2014.

Non-interest income decreased $174,000, or 9.5%, to $1.7 million for the quarter ended September 30, 2015, from $1.8 million for the quarter ended September 30, 2014.  This decrease was primarily a result of a $155,000 decrease in gains on securities transactions, net. Securities losses, net, in the third quarter of 2015 included losses of $401,000 related to the Company's trading portfolio described above, while the third quarter of 2014 included losses of $262,000.

Non-interest expense increased $1.6 million, or 11.9%, to $14.8 million for the quarter ended September 30, 2015, from $13.3 million for the quarter ended September 30, 2014. This increase was primarily due to a $469,000 increase in compensation and employee benefits, primarily attributable to increased stock compensation expense, related to stock awards issued in May 2015, a $163,000 increase in occupancy costs, a $402,000 increase in professional fees, primarily attributable to the Hopewell Valley merger, and a $570,000 increase in other expenses, largely due to an increase in Directors' stock awards.

The Company recorded income tax expense of $2.5 million for both quarters ended September 30, 2015 and September 30, 2014. The effective tax rate for the quarter ended September 30, 2015, was 35.0% as compared to 34.5% for the quarter ended September 30, 2014. The quarter ended September 30, 2015, also included $437,000 in non-deductible merger related expenses.

Comparison of Operating Results for the Three Months Ended September 30, 2015, and June 30, 2015

Net income was $4.7 million and $4.3 million for the quarters ended September 30, 2015, and June 30, 2015, respectively. Significant variances from the prior quarter are as follows: a $288,000 increase in net interest income, a $128,000 increase in the provision for loan losses, a $340,000 decrease in non-interest income, a $333,000 increase in non-interest expense, and an $895,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2015, increased $288,000, or 1.4%, as the increase in average interest-earning assets of $74.5 million, or 2.6%, more than offset the six-basis point decrease in net interest margin to 2.79% for the quarter September 30, 2015 from 2.85% for the quarter ended June 30, 2015. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $95.2 million, partially offset by a decrease in average mortgage-backed securities of $25.1 million. The quarter ended September 30, 2015 included loan prepayment income of $489,000 as compared to $653,000 for the quarter ended June 30, 2015. Yields earned on interest-earning assets decreased by five basis point to 3.47% for the quarter ended September 30, 2015, from 3.52% for the quarter ended June 30, 2015. The cost of interest-bearing liabilities remained level for both quarters at 0.87%.

The provision for loan losses increased $128,000 to $200,000 for the quarter ended September 30, 2015, from $72,000 for the quarter ended June 30, 2015, primarily due to loan growth. Net charge-offs were $61,000 for the quarter ended September 30, 2015, compared to net charge-offs of $454,000 for the quarter ended June 30, 2015.

Non-interest income decreased by $340,000, or 16.9%, to $1.7 million for the quarter ended September 30, 2015, from $2.0 million for the quarter ended June 30, 2015, primarily due to losses on securities transactions, net, of $381,000, the majority of which relates to the Company's trading portfolio described above.

Non-interest expense increased $333,000, or 2.3%, to $14.8 million, for the quarter ended September 30, 2015, from $14.5 million for the quarter ended June 30, 2015, primarily due to an increase in professional fees of $234,000, due in part to fees associated with the Hopewell Valley merger, partially offset by a decrease in other professional fees, and an increase in other expenses of $612,000, primarily attributable to an increase in Directors' stock awards, partially offset by decreases in compensation and employee benefits of $419,000, and data processing costs of $100,000.

The Company recorded income tax expense of $2.5 million for the quarter ended September 30, 2015, compared to $3.4 million for the quarter ended June 30, 2015.  The effective tax rate for the quarter ended September 30, 2015, was 35.0%, as compared to 44.3% for the quarter ended June 30, 2015. The quarter ended June 30, 2015 included a tax charge of $795,000 related to the write-down of deferred tax assets as a result of previously mentioned New York City tax reforms enacted in April 2015 and the quarter ended September 30, 2015 included $437,000 in non-deductible merger related expenses.

Financial Condition
Total assets increased $160.6 million, or 5.3%, to $3.18 billion at September 30, 2015, from $3.02 billion at December 31, 2014. The increase was primarily attributable to an increase in loans held-for-investment, net, of $347.3 million, partially offset by a decrease in securities available-for-sale of $191.6 million.

Total loans held-for-investment, net, increased $347.3 million to $2.29 billion at September 30, 2015, as compared to $1.94 billion at December 31, 2014. The increase was primarily attributable to increases in originated loans held-for-investment, net, and loans acquired, partially offset by a decrease in PCI loans held-for-investment.

Originated loans held-for-investment, net, totaled $1.89 billion at September 30, 2015, as compared to $1.63 billion at December 31, 2014.  The increase was primarily due to an increase in multifamily real estate loans of $203.1 million, or 18.9%, to $1.28 billion at September 30, 2015, from $1.07 billion at December 31, 2014. The following table details our multifamily real estate originations for the nine months ended September 30, 2015 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$315,059	3.37%	65%	76	V	15 - 30 Years
2,829	4.14%	24%	180	F	15 Years
$317,888	3.38%	64%

Acquired loans increased by $102.8 million to $368.5 million at September 30, 2015, from $265.7 million at December 31, 2014, primarily due to the purchase of $135.9 million of one-to-four family residential real estate loans during the period, partially offset by paydowns.

PCI loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, decreased to $33.1 million at September 30, 2015, as compared to $44.8 million at December 31, 2014, due to paydowns and sales.  The Company accreted interest income of $3.3 million for the nine months ended September 30, 2015, compared to $3.7 million for the nine months ended September 30, 2014.

Total liabilities increased $196.4 million, or 8.1%, to $2.62 billion at September 30, 2015, from $2.43 billion at December 31, 2014.  The increase was primarily attributable to an increase in deposits of $462.9 million, partially offset by decreases in securities sold under agreements to repurchase of $109.2 million and Federal Home Loan Bank advances and other borrowings of $160.8 million.

Deposits increased $462.9 million, or 28.6%, to $2.08 billion at September 30, 2015, from $1.62 billion at December 31, 2014. The increase was attributable to increases of $232.9 million in certificate of deposit accounts ($203.8 million of which were brokered deposits), $80.8 million in savings accounts, $90.0 million in money market accounts, and $59.2 million in transaction accounts.

Borrowings and securities sold under agreements to repurchase decreased by $270.0 million, or 34.7%, to $508.6 million at September 30, 2015, from $778.7 million at December 31, 2014.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year (dollars in thousands) at September 30, 2015:

Year	Amount	Weighted Average Rate
2015	$31,000	1.90%
2016	108,910	2.18%
2017	165,003	1.22%
2018	142,715	1.66%
2019	33,502	1.88%
2020	20,000	1.58%
	$501,130	1.66%

Total stockholders’ equity decreased by $35.8 million to $558.1 million at September 30, 2015, from $593.9 million at December 31, 2014.  This decrease was primarily attributable to stock repurchases of $48.0 million and dividend payments of $9.2 million. These decreases were partially offset by net income of $14.0 million for the nine months ended September 30, 2015, a $6.1 million increase in stock compensation activity, and a $1.3 million increase in accumulated other comprehensive income, attributable to the increase in fair value of our securities available-for-sale portfolio.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2015, and December 31, 2014 (dollars in thousands):

	September 30, 2015	December 31, 2014
Non-accrual loans:
Real estate loans:
Commercial	$10,561	$11,164
One-to-four family residential	2,915	2,205
Multifamily	559	—
Home equity and lines of credit	97	98
Commercial and industrial	—	408
Total non-accrual loans:	14,132	13,875
Loans delinquent 90 days or more and still accruing:
Real estate loans:
One-to-four family residential	—	708
Construction and land	112
Home equity and lines of credit	16	—
Commercial and industrial	15	—
Total loans delinquent 90 days or more and still accruing	143	708
Total non-performing loans	14,275	14,583
Other real estate owned	261	752
Total non-performing assets	$14,536	$15,335
Non-performing loans to total loans held-for-investment, net	0.62%	0.75%
Non-performing assets to total assets	0.46%	0.51%
Loans subject to restructuring agreements and still accruing	$22,465	$24,213
Accruing loans 30-89 days delinquent	$17,126	$12,252

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $17.1 million and $12.3 million at September 30, 2015, and December 31, 2014, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2015 and December 31, 2014 (dollars in thousands):

	September 30, 2015	December 31, 2014
Real estate loans:
Commercial	$8,059	$6,492
One-to-four family residential	4,068	4,353
Construction and land	1,385	—
Multifamily	3,095	1,090
Home equity and lines of credit	455	135
Commercial and industrial loans	53	122
Other loans	11	60
Total delinquent accruing loans	$17,126	$12,252

PCI Loans (Held-for-Investment)

At September 30, 2015, based on contractual principal, 4.6% of PCI loans were past due 30 to 89 days, and 21.6% were past due 90 days or more, as compared to 7.8% and 24.1%, respectively, at December 31, 2014. The asset quality of our PCI portfolio continues to improve.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.59%	0.69%	0.56%	0.60%	0.76%
Return on equity (ratio of net income to average equity)	3.29	2.96	3.01	3.24	3.03
Average equity to average total assets	17.94	23.27	18.65	18.62	25.05
Interest rate spread	2.60	2.77	2.66	2.63	2.78
Net interest margin	2.79	3.00	2.85	2.83	3.02
Efficiency ratio(2)	66.76	63.76	65.11	65.54	60.36
Non-interest expense to average total assets	1.87	1.93	1.90	1.89	1.88
Non-interest expense to average total interest-earning assets	2.01	2.09	2.04	2.03	2.03
Average interest-earning assets to average interest-bearing liabilities	128.40	137.82	129.65	129.73	141.53
Asset Quality Ratios:
Non-performing assets to total assets	0.46	0.51	0.48	0.46	0.51
Non-performing loans(3) to total loans(4)	0.62	0.79	0.67	0.62	0.79
Allowance for loan losses to non-performing loans held-for-investment(5)	179.72	182.77	177.04	179.72	182.77
Allowance for loan losses to total loans held-for-investment, net(6)	1.12	1.44	1.16	1.12	1.44
Allowance for loan losses to originated loans held-for-investment, net(7)	1.36	1.73	1.43	1.36	1.73

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(5)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(6)	Includes PCI and acquired loans held-for-investment.

(7)	Excludes PCI, acquired loans held-for-investment and loans held-for-sale.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2015	December 31, 2014
ASSETS:
Cash and due from banks	$14,647	$14,967
Interest-bearing deposits in other financial institutions	71,341	61,742
Total cash and cash equivalents	85,988	76,709
Trading securities	6,362	6,422
Securities available-for-sale, at estimated fair value	579,658	771,239
Securities held-to-maturity, at amortized cost	8,613	3,609
(estimated fair value of $8,747 at September 30, 2015 and $3,691 at December 31, 2014)
Purchased credit-impaired (PCI) loans held-for-investment	33,135	44,816
Loans acquired	368,520	265,685
Originated loans held-for-investment, net	1,888,643	1,632,494
Loans held-for-investment, net	2,290,298	1,942,995
Allowance for loan losses	(25,655)	(26,292)
Net loans held-for-investment	2,264,643	1,916,703
Accrued interest receivable	7,737	8,015
Bank owned life insurance	131,844	129,015
Federal Home Loan Bank of New York stock, at cost	22,203	29,219
Premises and equipment, net	24,387	26,226
Goodwill	16,159	16,159
Other real estate owned	261	752
Other assets	33,579	36,801
Total assets	$3,181,434	$3,020,869

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$2,083,547	$1,620,665
Securities sold under agreements to repurchase	94,000	203,200
Federal Home Loan Bank advances and other borrowings	414,623	575,458
Advance payments by borrowers for taxes and insurance	10,965	7,792
Accrued expenses and other liabilities	20,201	19,826
Total liabilities	2,623,336	2,426,941
Total stockholders’ equity	558,098	593,928
Total liabilities and stockholders’ equity	$3,181,434	$3,020,869

Total shares outstanding	45,568,708	48,402,083
Tangible book value per share (1)	$11.89	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $203 and $389 at September 30, 2015, and December 31, 2014, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Interest income:
Loans	$22,077	$18,263	$21,291	$64,034	$53,525
Mortgage-backed securities	3,134	4,097	3,325	10,036	13,029
Other securities	64	146	94	292	460
Federal Home Loan Bank of New York dividends	265	189	297	905	571
Deposits in other financial institutions	30	12	30	93	37
Total interest income	25,570	22,707	25,037	75,360	67,622
Interest expense:
Deposits	2,841	1,365	2,458	7,373	3,857
Borrowings	2,156	2,372	2,294	7,145	7,160
Total interest expense	4,997	3,737	4,752	14,518	11,017
Net interest income	20,573	18,970	20,285	60,842	56,605
Provision for loan losses	200	317	72	472	588
Net interest income after provision for loan losses	20,373	18,653	20,213	60,370	56,017
Non-interest income:
Fees and service charges for customer services	1,047	983	976	2,948	3,042
Income on bank owned life insurance	947	971	941	2,829	2,939
(Losses) gains on securities transactions, net	(388)	(233)	(7)	(334)	210
Other	60	119	96	333	208
Total non-interest income	1,666	1,840	2,006	5,776	6,399
Non-interest expense:
Compensation and employee benefits	7,265	6,796	7,684	22,506	18,569
Occupancy	2,524	2,361	2,467	7,605	7,263
Furniture and equipment	349	404	369	1,098	1,240
Data processing	881	894	981	2,839	2,861
Professional fees	953	551	719	2,246	1,757
FDIC insurance	366	323	397	1,152	943
Other	2,509	1,939	1,897	6,215	5,396
Total non-interest expense	14,847	13,268	14,514	43,661	38,029
Income before income tax expense	7,192	7,225	7,705	22,485	24,387
Income tax expense	2,515	2,496	3,410	8,511	8,999
Net income	$4,677	$4,729	$4,295	$13,974	$15,388
Net income per common share:
Basic	$0.11	$0.10	$0.10	$0.33	$0.31
Diluted	$0.11	$0.10	$0.10	$0.32	$0.30
Basic average shares outstanding	41,495,862	47,598,732	42,461,128	42,562,396	50,357,982
Diluted average shares outstanding	42,644,785	48,584,977	43,636,348	43,721,345	51,353,527

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,175,407	$22,077	4.03%	$2,080,188	$21,291	4.11%	$1,606,774	$18,263	4.51%
Mortgage-backed securities (3)	612,301	3,134	2.03	637,368	3,325	2.09	768,007	4,097	2.12
Other securities (3)	38,100	64	0.67	47,261	94	0.80	77,297	146	0.75
Federal Home Loan Bank of New York stock	24,285	265	4.33	26,011	297	4.58	19,690	189	3.81
Interest-earning deposits in financial institutions	75,148	30	0.16	59,935	30	0.20	41,026	12	0.12
Total interest-earning assets	2,925,241	25,570	3.47	2,850,763	25,037	3.52	2,512,794	22,707	3.59
Non-interest-earning assets	220,794			220,910			207,780
Total assets	$3,146,035			$3,071,673			$2,720,574

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,164,887	$1,360	0.46%	$1,095,720	$1,102	0.40%	$949,355	$560	0.23%
Certificates of deposit	548,488	1,481	1.07	510,277	1,356	1.07	297,992	805	1.07
Total interest-bearing deposits	1,713,375	2,841	0.66	1,605,997	2,458	0.61	1,247,347	1,365	0.43
Borrowed funds	564,898	2,156	1.51	592,868	2,294	1.55	575,916	2,372	1.63
Total interest-bearing liabilities	2,278,273	4,997	0.87	2,198,865	4,752	0.87	1,823,263	3,737	0.81
Non-interest bearing deposits	258,476			266,800			237,824
Accrued expenses and other liabilities	44,840			33,119			26,274
Total liabilities	2,581,589			2,498,784			2,087,361
Stockholders' equity	564,446			572,889			633,213
Total liabilities and stockholders' equity	$3,146,035			$3,071,673			$2,720,574

Net interest income		$20,573			$20,285			$18,970
Net interest rate spread (4)			2.60%			2.66%			2.77%
Net interest-earning assets (5)	$646,968			$651,898			$689,531
Net interest margin (6)			2.79%			2.85%			3.00%
Average interest-earning assets to interest-bearing liabilities			128.40%			129.65%			137.82%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2015			September 30, 2014
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,077,241	$64,034	4.12%	$1,543,615	$53,525	4.64%
Mortgage-backed securities (3)	645,543	10,036	2.08	820,349	13,029	2.12
Other securities (3)	52,026	292	0.75	81,122	460	0.76
Federal Home Loan Bank of New York stock	26,521	905	4.56	18,569	571	4.11
Interest-earning deposits in financial institutions	71,479	93	0.17	38,863	37	0.13
Total interest-earning assets	2,872,810	75,360	3.51	2,502,518	67,622	3.61
Non-interest-earning assets	219,555			205,777
Total assets	$3,092,365			$2,708,295

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,097,582	$3,416	0.42%	$948,374	$1,549	0.22%
Certificates of deposit	485,647	3,957	1.09	301,331	2,308	1.02
Total interest-bearing deposits	1,583,229	7,373	0.62	1,249,705	3,857	0.41
Borrowed funds	631,245	7,145	1.51	518,499	7,160	1.85
Total interest-bearing liabilities	2,214,474	14,518	0.88	1,768,204	11,017	0.83
Non-interest bearing deposits	262,804			228,182
Accrued expenses and other liabilities	39,309			33,361
Total liabilities	2,516,587			2,029,747
Stockholders' equity	575,778			678,548
Total liabilities and stockholders' equity	$3,092,365			$2,708,295

Net interest income		$60,842			$56,605
Net interest rate spread (4)			2.63%			2.78%
Net interest-earning assets (5)	$658,336			$734,314
Net interest margin (6)			2.83%			3.02%
Average interest-earning assets to interest-bearing liabilities			129.73%			141.53%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.